Exhibit 99.(d)(2)(CC)(i)

AMENDED AND RESTATED

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated November 17, 2011, as amended on July 1, 2012 and May 1, 2013, and amended and restated this 5th day of June, 2014 by and among American Beacon Funds, a Massachusetts Business Trust (the "Trust"), American Beacon Advisors, Inc., a Delaware corporation (the "Manager"), and Bridgeway Capital Management, Inc., a Texas corporation (the "Adviser");

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series (portfolios) of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees (the “Board”); and

WHEREAS, the Trust's agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the "Portfolios") and as described in the Trust's registration statement on Form N-1A as amended from time to time (the “Registration Statement”), and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. Duties of the Adviser. (a) The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios' assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser's discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust's current Registration Statement as amended from time to time and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio assets allocated for management by the Adviser, the Manager will make the investment decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Trust's custodian(s) to hold and/or transfer the Portfolios' assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s).) The Trust or the Manager shall notify the Adviser of the identities of its custodian banks and the custody arrangements therewith with respect to the assets to be managed by the Adviser and shall give the Adviser written notice of any changes in such custodian banks or custody arrangements that relate to Adviser’s obligations under this Agreement.

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The Adviser is authorized on behalf of the Portfolios, and consistent with the investment discretion delegated to the Adviser herein, to: (i) enter into agreements and execute any documents (e.g. any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to meet the obligations of the Trust with respect to any investments made for the Portfolios. Such documentation includes but may not be limited to any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, provided, however, that (a) the Adviser shall be responsible for ensuring that any such representations are accurate and consistent with the relevant Portfolio’s investment policies and other governing documents; (b) the Adviser shall be responsible for providing all notifications and delivering all documents required to be provided or delivered by a Portfolio under such documentation; and (c) the Adviser shall immediately notify the Manager of any event of default, potential event of default or termination event affecting a Portfolio under such documentation. The Adviser further shall have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Portfolios, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Portfolios; (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Portfolios with respect to any investments made pursuant to the Trust’s registration statement, provided, however, that unless otherwise approved by the Manager, any such deposit margin or collateral shall be effected by transfer or segregation within an account maintained for the Portfolios by its custodian subject to a control agreement, acceptable in form and substance to the Manager, pursuant to which such custodian agrees and accepts entitlement, orders or instructions from the secured party with respect to such margin or collateral. The Adviser shall not have the authority to cause the Manager or the Trust to deliver securities or other property, or pay cash to the Adviser other than payment of the management fee provided for in this Agreement. The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.

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(b) Valuation. The Manager hereby acknowledges that the Adviser is not responsible for pricing Portfolio securities. Notwithstanding the foregoing, in accordance with procedures and methods established by the Board, which may be amended from time to time, the Adviser agrees that, upon request of the Manager, it will provide assistance to the Manager in determining the fair value of all securities and other investments owned by the Portfolios, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Portfolios for which market prices are not readily available.  In the event the Adviser becomes aware of potential significant events that could affect the market values of the securities owned by the Portfolios, the Adviser shall promptly notify the Manager.

(c) Compliance Matters. The Adviser, at its expense, will provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Adviser also shall: (i) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Portfolios, the Trust and the Manager; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Portfolios, the Trust and the Manager; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

In the performance of its services under this Agreement, the Adviser shall act in conformity with the Registration Statement as currently in effect and will conform to, and comply with, the requirements of the Investment Company Act of 1940, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. The Manager promptly shall notify the Adviser as to any act or omission of the Adviser hereunder that the Manager reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with the foregoing. Notwithstanding the foregoing, the Manager shall remain responsible for ensuring each Portfolio’s and the Trust’s overall compliance with the Investment Company Act of 1940, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations and the Adviser is only obligated to comply with such requirements with respect to the assets managed by the Adviser. The Manager will advise the Adviser in a timely manner regarding any Board actions that may affect the Portfolios or the services of the Adviser, make copies available to Adviser of any financial statements or reports made by the Portfolios to its shareholders, and provide any further materials or information which the Adviser may reasonably request to enable it to perform its functions under this Agreement.

The Manager will provide the Adviser with reasonable advance notice of any change in a Portfolio’s investment objectives, policies and restrictions as stated in the Registration Statement, and the Adviser shall, in the performance of its duties and obligations under this Agreement, manage the assets consistent with such changes, provided that the Adviser has received prompt notice of the effectiveness of such changes from the Trust or the Manager. In addition to such notice, the Manager shall make available to the Adviser a copy of a modified Registration Statement reflecting such changes. The Manager acknowledges and will use its best efforts to ensure that the Registration Statement will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Portfolios, including, without limitation, the Investment Company Act of 1940, and the rules and regulations thereunder, and that the Adviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Adviser to the Trust or to the Manager specifically for inclusion in the Registration Statement.

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2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain best execution. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Portfolio’s assets designated to the Adviser to be out of compliance with any restrictions or policies of the Portfolio established by the Manager or set forth in the Portfolio’s Registration Statement.

3. Voting Rights. Unless otherwise directed by the Manager, the Adviser shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolios in the best interest of Portfolio shareholders and in accordance with the Adviser's then current proxy voting policy and procedures, a copy of which has been provided to the Manager. The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX). The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser monthly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average daily assets of the specified Portfolios during the relevant month. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s). The Trust is solely responsible for the payment of fees to the Adviser.

5. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

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6. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7. Status of Adviser. The Adviser agrees that for so long as it acts as the sole sub-adviser to the Portfolio, (a) neither Adviser nor any affiliate or employee of Adviser shall directly or indirectly, whether as owner, partner, principal, consultant, agent, employee, or otherwise, sponsor, manage, advise, sub-advise or otherwise engage in the business of providing investment advisory or sub-advisory services to investment companies registered under the Investment Company Act of 1940, as amended (“1940 Act”) (other than those to which Manager acts as the investment adviser) that primarily invest in or offer a fund with a similar investment objective and actively managed strategy of the Portfolio, or any successor of the Portfolio.

Notwithstanding the foregoing restrictions, Manager and Adviser hereby agree that restrictions stipulated in clause (a) above shall not apply to Adviser’s activities with respect to the following types of investment companies registered under the 1940 Act:

(i)           Closed-end publicly offered registered investment companies;

(ii)          Investment companies advised or sub-advised by two or more parties that make portfolio decisions with respect to separate portions of a portfolio, provided, however, that Adviser’s allocation of any such portfolio may not exceed 55% of the portfolio’s assets; and

(iii)         Investment companies of a variable insurance trust in which the investment companies are offered exclusively through variable insurance products.

The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager or the Trust.

8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 or the Derivatives Recordkeeping and Reporting Rules that are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request. Notwithstanding the foregoing, to the extent that the Adviser is required to maintain a Portfolio’s records under the Investment Advisers Act of 1940 or other applicable law, the Adviser is entitled to make and keep a copy of the Portfolio’s records for its internal files.

9. Liability of Adviser. The Adviser shall have no liability to the Trust, its shareholders, the Manager or any third party arising out of or related to this Agreement except with respect to claims which occur due to any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

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The Manager shall indemnify the Adviser, its officers, directors and employees and each person, if any, who, within the meaning of the Securities Act of 1933, controls the Adviser, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Manager’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder.

10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's Registration Statement as required by law.

11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

As used in this Section 11, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Portfolios’ shareholders to the extent required by the Investment Company Act of 1940.

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14. Governing Law. This Agreement shall be governed by the laws of Texas without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940. In the case of any conflict, the Investment Company Act of 1940 shall control.

15. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Portfolio, the obligations hereunder shall be limited to the respective assets of that Portfolio.  The Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

16. Confidentiality. Subject to the duties of the Manager, the Trust and the Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Portfolios and the actions of the Adviser, the Manager and the Portfolios in respect thereof; except to the extent: (a) the Manager, Adviser or the Trust, as the case may be, has authorized such disclosure; (b) disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities; (c) such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information; (d) such information already was known by the party prior to the date hereof; (e) such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Portfolio’s custodian(s), prime brokers and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or (f) the party independently developed such information.

17. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)	If to the Manager or the Trust:
American Beacon Advisors, Inc.
4151 Amon Carter Blvd., MD 2450
Fort Worth, TX 76155
Facsimile: (817) 391-6131
Attention: General Counsel

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(b)	If to the Adviser:
Bridgeway Capital Management, Inc.

20 Greenway Plaza
Suite 450
Houston, Texas 77046
Facsimile: 713-807-8071
Attention: Corporate Secretary

18. Miscellaneous.

(a) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

(b) Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c) Entire Agreement. This Agreement, together with all Schedules, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Bridgeway Capital Management, Inc.			American Beacon Advisors, Inc.

By:	/s/Michael D. Mulcahy	By:	/s/Jeffrey K. Ringdahl
Name:	Michael D. Mulcahy		Jeffrey K. Ringdahl
Title:	President		Chief Operating Officer

American Beacon Funds

By:	/s/Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President

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Schedule A

To the

Amended and Restated

American Beacon Funds

Investment Advisory Agreement

Among

American Beacon Funds

American Beacon Advisors, Inc.

and

Bridgeway Capital Management, Inc.

American Beacon Funds (the “Trust”) shall pay compensation to Bridgeway Capital Management, Inc. (the “Adviser”) pursuant to Section 4 of the Amended and Restated Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the American Beacon Bridgeway Large Cap Value Fund in accordance with the following annual percentage rates for all Trust assets under Adviser’s management:

First $250 million	0.40 of 1%
Next $250 million	0.35 of 1%
Over $500 million	0.30 of 1%

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated: as of November 17, 2011 and restated June 5, 2014

Bridgeway Capital Management, Inc.		American Beacon Advisors, Inc.

By:	/s/Michael D. Mulcahy	By:	/s/Jeffrey K. Ringdahl
Name:	Michael D. Mulcahy		Jeffrey K. Ringdahl
Title:	President		Chief Operating Officer

American Beacon Funds

By:	/s/Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President

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